UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

SJW GROUP
(Name of Registrant as Specified In Its Charter)

CALIFORNIA WATER SERVICE GROUP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains the following documents related to California Water Group’s all-cash proposal to acquire SJW Group:

•                  press release issued by California Water Group on May 2, 2018;

•                  a website (including the main page and a presentation) published on May 2, 2018;

•                  a letter sent by Martin A. Kropelnicki, President and Chief Executive Officer of California Water, to all employees of California Water on May 2, 2018; and

•                  a press release issued by California Water Group on April 26, 2018.

Forward-Looking Statements

This filing and the following documents contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 2, 2018, California Water filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW Group and Connecticut Water Group. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT TO BE FILED BY CALIFORNIA WATER (WHEN IT IS AVAILABLE), AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW Group stockholders in connection with the proposed transaction between California Water and SJW Group. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Preliminary Proxy Statement.

**************************************************************

California Water Service Group Files Preliminary Proxy Materials to Urge SJW Group’s Stockholders to Vote Against Proposed Merger with Connecticut Water

Reaffirms Commitment to its All-Cash Proposal to Combine with SJW Group

SAN JOSE, Calif. — May 2, 2018 — California Water Service Group (NYSE: CWT) today announced it has filed preliminary proxy materials with the U.S. Securities and Exchange Commission to urge stockholders of SJW Group (NYSE: SJW) to vote against the proposed merger of SJW and Connecticut Water (NYSE: CTWS).

“We strongly believe our $68.25 per share all-cash proposal delivers superior value to SJW stockholders and is in the best interest of both companies’ stockholders,” said Martin A. Kropelnicki, President and CEO of California Water. “In our view, SJW’s stock merger with Connecticut Water forces SJW stockholders to forego substantial and immediate value for the promise of long-term accretion that may never materialize, due to the significant risk of operating a larger company with two separate systems that are 3,000 miles apart in different regulatory environments.”

Mr. Kropelnicki continued, “We believe the SJW Board would better serve its stockholders by immediately meeting with us to discuss our proposal, instead of continuing its emerging pattern of communication and governance practices that hurt their stockholders, employees, customers, and local communities. We stand ready to address directly with the SJW Board any legitimate issue it may have with our all-cash proposal.”

Absent engagement by the SJW Board, California Water will ensure that SJW stockholders have all of the facts and resources necessary to determine the best path forward for SJW. California Water is communicating closely with employees, customers, and local communities to outline the significant benefits the Company believes this common sense combination with California Water would provide. For more information on the many benefits of California Water’s proposal, please visit http://www.SJWValue.com.

In its preliminary proxy materials, California Water highlighted the benefits of its proposal for SJW stockholders, including the following:

•                  SJW stockholders would receive in our view superior and immediate economic value with California Water’s all-cash proposal, which exceeds SJW’s all-time high closing share price, represents a 30% premium to SJW’s closing stock price at the time of California Water’s April 4, 2018 proposal, and represents a 20% premium to SJW’s closing stock price on April 25, 2018, the day before the California Water proposal was announced.

•                  In our view, California Water offers a clear path to completing the transaction in a timely manner. California Water’s proposal is not subject to any financing contingency and the Company is confident it can move quickly to conduct due diligence, reach a definitive agreement, and obtain regulatory approvals.

California Water strongly believes that the SJW all-stock merger with Connecticut Water is clearly inferior for SJW stockholders. For example, in California Water’s opinion:

•                  If the Connecticut Water merger is completed, SJW stockholders would be forced to wait for uncertain benefits that, by SJW’s own admission, would not fully accrue until the long term, while bearing the substantial execution risks associated with operating two separate systems located 3,000 miles apart in different regulatory environments. In contrast, California Water’s proposed transaction offers substantial and certain value to SJW stockholders.

•                  SJW would be led by a Board and CEO who are largely unfamiliar with the San Jose community and the unique challenges of running a California-based water utility. Six out of 12 directors for the new SJW/Connecticut Water Board would come from Connecticut Water — five are current Connecticut Water directors and the sixth is SJW’s brand new Chairman and CEO, Eric Thornburg, who ran Connecticut Water for more than 11 years, until late last year.

•                  The completion of the Connecticut Water transaction is uncertain given Eversource Energy’s pending bid for Connecticut Water and the need for a 2/3 vote of Connecticut Water shareholders.

•                  The SJW/Connecticut Water transaction faces regulatory approval in the same number of jurisdictions as the California Water proposal. SJW has cited regulatory approval as a reason for rejecting the California Water proposal; however, it then acknowledges the Connecticut Water transaction also requires regulatory approval in two different states — Connecticut and Maine. Regulators in these states have no existing relationships with SJW and may well have concerns approving a transaction in which the acquiring company is located in California 3,000 miles away.

In its preliminary proxy materials, California Water urges SJW stockholders to vote against the Connecticut Water merger by:

•                  Voting “AGAINST” the proposal to approve the issuance of shares of SJW common stock to Connecticut Water shareholders pursuant to the merger;

•                  Voting “AGAINST” the proposal to adopt the SJW certificate of incorporation amendment; and

•                  Voting “AGAINST” the proposal to approve any motion to adjourn the SJW special meeting.

California Water remains fully committed to its proposed combination with SJW, with the goal of working collaboratively with SJW to reach an agreement.

Morgan Stanley is serving as financial advisor to California Water and Gibson Dunn is serving as its legal advisor.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 2, 2018, California Water filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW Group and Connecticut Water Service, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT TO BE FILED BY CALIFORNIA WATER (WHEN IT IS AVAILABLE), AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW Group stockholders in connection with the proposed transaction between California Water and SJW Group. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Preliminary Proxy Statement.

Investor Contact

Thomas Smegal

(408) 367-8200

Innisfree M&A Incorporated

Scott Winter

(212) 750-7271

Media Contact
Shannon Dean

(408) 367-8243

Sard Verbinnen & Co

Meghan Gavigan/David Isaacs

(415) 618-8750

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California Water Service Group Proposal to Acquire SJW Group for $68.25 Per Share April 26, 2018

Forward-Looking Statements This presentation contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in Cal Water’s proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. Cal Water assumes no obligation to provide public updates of forward-looking statements. 2

Offer Summary Details Rationale (1)Net debt based on SJW Form 10-K, filed on February 27, 2018 3 Tangible Benefits to Other Stakeholders • Meaningful cost savings to be shared with customers, with sharing of best practices across larger customer footprint • Commitment to honor collective bargaining agreements and other employee arrangements • Continued emphasis on environmental stewardship and serving local communities Substantial Financial Benefits • Expected to be accretive to earnings • Meaningful synergies expected • Commitment to maintain strong investment grade rating Clear Strategic • Creates a larger and stronger California-based water utility • Adjoining service territories allow for seamless integration and operation of our combined systems Compelling Value for SJW Stockholders • Transaction value of $1.9Bn, including SJW net debt (1) • 20% premium to SJW’s closing stock price on April 25, 2018 and exceeds SJW’s all-time high closing stock price Transaction • California Water Service Group (“Cal Water”) proposes to acquire San Jose Water Group (“SJW”) for $68.25 per share in cash • Assumes SJW’s pending transaction with Connecticut Water Service, Inc. (“Connecticut Water” or “CTWS”) is terminated • No financing contingency; proposal supported by highly confident letter

Cal Water Has Tried to Engage Privately with SJW for Many Years

- Cal Water has had a long-standing interest in a combination with SJW and has reached out to the SJW Board numerous times over many years on a constructive, private basis
- Cal Water's most recent efforts to initiate a dialogue began last September, when Cal Water made a formal private proposal to SJW at a substantial premium that was flatly rejected
- In March 2018, SJW announced an all-stock acquisition with Connecticut Water without contacting Cal Water in advance
- After the announcement of the Connecticut Water transaction, Cal Water has sent two letters to SJW's Board proposing an all-cash acquisition of SJW for $68.25 per share, but SJW's Board has not engaged and just informed us last night that the SJW Board rejected it on April 13, 2018

1. **September 18, 2017** – Cal Water sends written proposal to SJW Board of Directors to acquire SJW
2. **September 28, 2017** – SJW announces appointment of Eric Thornburg, former President & CEO of CTWS, as new President and CEO of SJW
3. **March 14, 2018** – SJW and CTWS announce agreement to merge in all-stock transaction
4. **April 4, 2018** – Cal Water sends letter to SJW Board of Directors with an all-cash acquisition proposal for $68.25 pre share
5. **April 17, 2018** – Cal Water sends second letter reiterating its existing proposal
6. **April 25, 2018** – SJW informs Cal Water that the SJW board rejected the proposal on April 13, 2018

Sept (1) (2) Oct Nov Dec Jan Feb Mar (3) Apr (4) (5) (6) May

SJW Has Left Us With No Choice Other Than
To Make Our Proposal Public So SJW Stockholders Can Evaluate It

MAKING Good Things HAPPEN

4

Clear Strategic Rationale


WA
OR
MT
ND
MN
ID
SD
WY
IA
NV
UT
NE
CA
CO
KS
MO
AZ
NM
OK
AR
TX
LA
Bay Area Service Territory
CWT States of Operation
SJW States of Operation
CWT Corporate Headquarters
SJW Corporate Headquarters

- Creates a larger and stronger California-based water utility that would be better able to meet the needs of the three million people our companies serve in the Western U.S., including ~1.4 million people in the San Francisco Bay Area
- Combined economies of scale and purchasing power will enable Cal Water to continue to invest efficiently in infrastructure
- Expect to achieve meaningful synergies, related to elimination of redundant public company costs, economies of scale in purchasing, and operating efficiencies
- Cal Water and SJW headquarters are located in same city:
  - Cal Water is very familiar with the SJW community, its priorities, and its decision-makers
  - Deep insight into many of the operational, water supply, water quality, and environmental sensitivities of SJW's system
- Adjoining service territories allow for seamless integration and operation of our combined systems

5

Substantial Financial Benefits to Cal Water Stockholders

- Combination enhances Cal Water's position as the nation's third largest regulated water utility by creating a company with:
  - Net income of $126 million
  - Total assets of $4.2 billion
  - Rate base of $1.9 billion
- Cal Water expects the transaction to be accretive to earnings, and we will provide additional detail following due diligence
- Continuing investment in rate base expected to drive long-term EPS growth and support steady growth in our dividend
  - Over the last five years, Cal Water has delivered a 182% total return to stockholders
- Transaction will provide increased scale, which will improve market access and liquidity
- Cal Water is firmly committed to maintaining a strong investment-grade credit rating

		SJW Group	Pro Forma
Aggregate Value ($Bn) [1]	$2.6	$1.6	$4.2
Connections	514,300	244,000	758,300
Rate Base ($Bn)	$1.1	$0.8	$1.9
Full-Time Employees	~1,200	~400	~1,600
States	CA, HI, NM, WA	CA, TX	CA, HI, NM, TX, WA
ROEs	9.20% - 10.10%	8.90% - 9.91%	8.90% - 10.10%

MAKING Good Things HAPPEN

Note: Unless otherwise noted, metrics based on public data as of December 31, 2017
(1) As of April 25, 2018

6

Tangible Benefits to Other Stakeholders Cal Water’s Commitment Cal Water’s Track Record Water Works Association and the State of Institute and Bay Area News Group as a successfully with the State of California • Donated to more than 320 local environmental stewardship are key pillars Cal Water has a reputation for excellence and is committed to delivering those benefits and opportunities to SJW’s broader stakeholders 7 Operational Excellence • Better service through increased operational efficiencies, additional resources, award-winning customer service, and leading-edge information technology • Combined company would commit to continue to invest at levels consistent with or exceeding each company’s prior levels of annual capital investment • Cal Water invested $259.2 million in our water and wastewater systems in 2017 Environmental Stewardship • Ability to bolster key programs such as conservation, affordability, sustainability and environmental protection in our communities, and assistance to neighboring disadvantaged communities lacking access to safe and reliable water • Improving water quality and in Cal Water’s strategy Serving Local Communities • Continued commitment to actively support the communities both companies serve • SJW’s customers to benefit from Cal Water’s emphasis on improving the quality of life in its communities • Proven track record of working and community leaders community organizations in 2017 Employee Commitment • Additional opportunities for career development and mobility within the larger company • No significant change to employee compensation / benefits in aggregate for an agreed-upon period of time • Commitment to honor all of SJW’s existing collective bargaining agreements with no reduction in field and customer service union personnel • Recognized by the Great Place to Work strong employer Customer Benefits • Meaningful cost savings to be shared with customers • Economies of scale reduce cost per customer • Recognized by J.D. Power, the American California for high-quality service

Next Steps • We believe SJW’s stockholders will view our proposal as more compelling than the Connecticut Water transaction, and we hope that SJW’s Board will elect to engage with us quickly –We believe our proposal represents a “Superior Proposal” as defined in the current merger agreement with Connecticut Water • We are prepared to move expeditiously toward completing confirmatory due diligence and finalizing a definitive agreement 8

[LOGO]

All Employee Email from California Water CEO

Dear Colleagues,

I wanted to update you on an important step we have taken as part of our effort to combine with SJW Group.

Today we filed preliminary proxy materials with the U.S. Securities and Exchange Commission to urge SJW stockholders to vote against the proposed merger of SJW Group and Connecticut Water.  SJW’s stockholders have the final say on SJW’s agreement with Connecticut Water.  We are encouraging SJW stockholders to vote against that transaction and send a message to SJW’s Board of Directors that they should meet with us and seriously consider our proposal.

There are several more procedural steps that need to occur before SJW stockholders vote on the merger, but today’s filing is an important signal that we remain fully committed to completing this common sense combination with SJW.  For more detail on our filing, a copy of the press release we issued today can be found here: http://www.SJWValue.com.

Given SJW’s unwillingness to engage with us, it’s not surprising that misinformation and rumors have started to circulate. I want to make several points clear about our proposed combination with SJW:

•                  There will be NO employee lay-offs below the executive level at either company as a result of this combination.  We believe employees of both companies would benefit from greater opportunities by working for a larger California-based water utility, sharing best-in-class work processes, technology, and resources between the two companies.  California Water is widely recognized as one of the industry’s leading employers, and we look forward to building on that track record following this combination.

•                  We believe customers would receive benefits from cost savings and better service through increased operational efficiencies, additional resources, award-winning customer service, and leading-edge information technology systems.

•                  In our view, more local communities would benefit from California Water’s track record of actively supporting the communities in which it operates.

We remain as confident as ever in the merits of this combination, which would create a larger and stronger California-based water utility better positioned to anticipate and meet the needs of our combined three million people served — including approximately 1.4 million people in the Bay Area.

We are in the early stages of this process, so we appreciate your efforts to stay focused on the business at hand every day as we continue to deliver the reliable and high quality service our customers expect. We have asked every district manager and department head to conduct a brief huddle to discuss the preliminary proxy filing.

As the solicitation of proxies is regulated by SEC rules, related communications need to be coordinated.  If you are contacted by the media, elected officials, or other external stakeholders, please redirect those inquiries to Shannon Dean (sdean@calwater.com), Paul Townsley (ptownsley@calwater.com), or Tom Smegal (tsmegal@calwater.com).

Thank you for your continued dedication to Cal Water.

Sincerely,

Martin A. Kropelnicki

President and Chief Executive Officer

Forward-Looking Statements

This document contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 2, 2018, California Water filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW Group and Connecticut Water Service, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT TO BE FILED BY CALIFORNIA WATER (WHEN IT IS AVAILABLE), AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW Group stockholders in connection with the proposed transaction between California Water and SJW Group. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Preliminary Proxy Statement.

California Water Service Group Confirms Proposal to Acquire SJW Group for $68.25 Per Share in Cash

Proposal exceeds SJW’s all-time high closing price and represents 20% current premium

Combination would create a larger and stronger California-based utility, providing substantial benefits for customers, employees, and local communities

California Water’s proposal delivers superior value to SJW stockholders and other constituencies compared to proposed SJW/Connecticut Water Service all-stock merger

SAN JOSE, Calif. — April 26, 2018 — California Water Service Group (NYSE: CWT) today confirmed that it proposes to acquire SJW Group (NYSE: SJW) for $68.25 per share in an all-cash transaction valued at approximately $1.9 billion including assumption of debt.  California Water’s proposal, which exceeds SJW’s all-time high closing share price, represented a 30% premium to SJW’s share price at the time of California Water’s April 4, 2018 proposal, and represents a 20% premium to SJW’s closing stock price yesterday, was reiterated today in a letter to SJW’s Board of Directors (see below).  California Water is confident of its ability to obtain timely regulatory approval and to finance the transaction.

Martin A. Kropelnicki, President and CEO of California Water, said: “We have repeatedly sought to discuss privately our superior proposal with SJW’s Board, but SJW has refused to engage and just informed us last night that the SJW Board rejected it on April 13, 2018.  Their lack of engagement has prevented their stockholders from learning about the substantial and immediate value we can deliver.  We are now making our proposal public so stockholders can evaluate it for themselves.  We are confident they will view it as clearly superior to the Connecticut Water transaction and to SJW’s standalone prospects.”

Strategic and financial benefits of a transaction include:

•                  Superior value to SJW’s pending all-stock merger with Connecticut Water.  California Water’s proposal would provide SJW stockholders with substantial and certain near-term value greater than SJW’s proposed all-stock merger with Connecticut Water given the current premium to SJW’s stock price.

•                  The creation of a larger and stronger California-based water utility.  SJW would be a superb strategic and operational fit that would enhance California Water’s position as the country’s third-largest regulated water utility, with a rate base of $1.9 billion.  The company would be better positioned to anticipate and meet the needs of the more than 3,000,000 people it would serve in California, Washington, New Mexico, Hawaii, and Texas, including approximately 1.4 million people in the greater Bay Area.  It would also have greater ability to invest in employees and offer broader career opportunities, as well as actively support the communities served.

•                  Firm commitments to deliver significant value to California customers through this transaction, including sharing the benefits in ways partners without a local presence cannot.  The transaction is expected to result in meaningful cost savings, which will be shared with customers.  Working together, we are confident that customers would benefit from increased efficiencies and sharing of resources, our award-winning customer service programs, and leading-edge information technology systems.

•                  The ability to invest in critical infrastructure projects.  Combining the two companies would enable continued investment in key projects needed to ensure a reliable water supply that meets increasingly stringent water quality standards.  California Water is committed to maintaining both companies’ capital expenditure programs and would expect to increase investments post-transaction.

•                  Intimate familiarity with SJW and its operations.  Since California Water is headquartered in San Jose, as is SJW, California Water is intimately familiar with the community, its priorities, and its decision-makers.  We also have deep insight into many of the operational, water supply, water quality, and environmental sensitivities of SJW’s system.  This knowledge of SJW’s operations and adjoining service territories would also enable us to seamlessly integrate and efficiently operate the combined system.

Morgan Stanley is acting as financial advisor to California Water, and Gibson, Dunn & Crutcher LLP is acting as its legal advisor.

The text of the letter sent today to Robert A. Van Valer, SJW’s Lead Independent Director, follows:

April 26, 2018

Robert A. Van Valer

Lead Independent Director

SJW Group

110 West Taylor Street

San Jose, CA 95110

CC: Eric W. Thornburg, Chief Executive Officer and President; Daniel B. More, Board Member

Dear Mr. Van Valer:

We are writing to reiterate our $68.25 all cash proposal to acquire 100% of the outstanding shares of SJW Group (“SJW”).  As you know, we have had a long-standing interest in combining SJW with California Water Service Group (“Cal Water”), and have reached out to your Board of Directors numerous times over many years, most recently in letters dated September 18, 2017, April 4, 2018 and April 17, 2018.  We have expressed our strong desire to hold private discussions with SJW, and we remain deeply disappointed that you and your Board have not engaged.  At this point, you have left us with no choice but to make our proposal public, so your stockholders can evaluate it.  We are confident they will view our proposal as clearly superior to the Connecticut Water transaction and to your standalone prospects.

Our compelling all-cash offer of $68.25 exceeds SJW’s all-time high closing share price, represented a 30% premium to SJW’s share price at the time of our April 4, 2018 proposal, and provides your stockholders with a 20% current premium.  We are confident in our ability to finance this transaction and there would be no financing condition in our proposal.  We have previously provided a Highly Confident Letter from our financial advisor, Morgan Stanley, for the full amount of the transaction.  Further, based on consultation with our counsel, Gibson Dunn & Crutcher LLP, we are prepared to enter into a merger agreement on terms consistent with those of your merger agreement with Connecticut Water, adjusted to reflect the all-cash nature of our proposal.  Based on our strong track record of operating in California, we are confident in our ability to obtain regulatory approval of the transaction on a timely basis.

Unlike the Connecticut Water transaction, our proposed transaction offers substantial and certain value to SJW stockholders.  In the Connecticut Water transaction, your stockholders would have to wait for uncertain benefits that, by your own admission, would accrue over the long term, while bearing the substantial execution risks associated with operating in two separate businesses located 3,000 miles apart in different regulatory environments.  Why should your stockholders forego superior certain value based on your promises of long-term accretion that may never materialize?

The combination of SJW and Cal Water is supported by a compelling strategic rationale.  The acquisition would create a larger and stronger California-based water utility that would be better able to anticipate and meet the needs of the 3,000,000 people our companies serve in the Western U.S., including approximately 1.4 million people in the greater Bay Area.  Since both companies are headquartered in San Jose, CA, we are already intimately familiar with the community, its priorities, and its decision-makers.  We also have deep insight into many of the operational, water supply, water quality, and environmental sensitivities of SJW’s system.  Our familiarity with SJW’s operations and our adjoining service territories would enable us to seamlessly integrate and efficiently operate the combined system.  Furthermore, our enhanced economies of scale will enable us to continue to invest efficiently in infrastructure needed to ensure a reliable water supply that meets increasingly stringent water quality standards.

In addition, we firmly believe our proposal offers substantially greater benefits to customers, employees and the communities we collectively serve than the Connecticut Water transaction, and these benefits support our belief in our ability to achieve timely regulatory approval.

•                  Customer Benefits & Cost Savings: We are prepared to make firm commitments to deliver significant value to California customers, including sharing the benefits we receive in ways that partners without a strong local presence cannot.  We expect the transaction to result in meaningful cost savings which we can share with customers.  We believe our combined customer base will receive better service through increased operational efficiencies, additional resources, award-winning customer service, and leading-edge information technology systems.

•                  Commitment to Employees: Combining SJW and Cal Water would lead to greater opportunities for employees.  Operations and customer service personnel would benefit from more opportunities and resources to enhance their careers by working for a larger California-based water utility.  We share the same union and would honor all of SJW’s existing collective bargaining agreements.  We would not reduce the combined company’s union-represented front line operations or customer service personnel.  We do not anticipate any significant changes to employee compensation or benefits.

•                  Serving Our Local Communities: Cal Water actively supports our communities.  We have a proven track record of working successfully with the California PUC and community leaders.  In 2017, we donated to over 320 local community organizations.  SJW customers would benefit from our continued emphasis on improving the quality of life in our communities.

•                  Environmental Stewardship: Improving water quality and environmental stewardship are key pillars of Cal Water’s strategy.  Our industry-leading efforts, combined with increased size and scale, will enable us to bolster key programs such as conservation, affordability, sustainability, environmental protection, and assistance to neighboring disadvantaged communities that do not have access to safe and reliable water.

We are committed to pursuing this transaction.  We have sought for many years to work with you on a business combination on a friendly, constructive and private basis.  We have been consistently rebuffed and thus have no option but to make our compelling proposal public.  We are convinced that the substantial benefits of this transaction for stockholders and other constituencies merit an open-minded evaluation by the SJW Board of Directors who will now have the ability to consider feedback from stockholders and others.

We stand ready to engage, and have the resources internally and externally to move expeditiously toward completing confirmatory due diligence and finalizing definitive agreements.  We would appreciate your timely response.

Sincerely,

Martin A. Kropelnicki	Peter C. Nelson
Chief Executive Officer and President	Chairman of the Board
California Water Service Group	California Water Service Group

Additional Investor and Conference Call Information

Cal Water will discuss the proposal later today at its regularly scheduled first quarter 2018 earnings conference call at 8:00 a.m. PDT / 11:00 a.m. EDT.  The call may be accessed by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID# 4077849.  A replay of the call will be available from 2:00 p.m. ET on Thursday, April 26, 2018 through June 25, 2018, at 1-855-859-2056 or 1-404-537-3406, ID# 4077849.  The replay will also be available under the investor relations tab at www.calwatergroup.com. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in Cal Water’s proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. Cal Water assumes no obligation to provide public updates of forward-looking statements.

Investor Contact

Thomas Smegal

(408) 367-8200

Innisfree M&A Incorporated

Scott Winter

(212) 750-7271

Media Contact

Shannon Dean

(310) 257-1435

Sard Verbinnen & Co

Meghan Gavigan/David Isaacs

(415) 618-8750